Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information contact:

Edward M. Jamison	702.878.0700

President, Chief Executive Officer and Chairman of the Board

Judith Lindsay	702.821.4114

Vice President, Investor Relations Officer

COMMUNITY BANCORP ANNOUNCES FORMER VALLEY STOCKHOLDER

ELECTION RESULTS

Las Vegas, NV. – (BUSINESS WIRE) – October 25, 2006 – In connection with the recently closed merger of Valley Bancorp with and into Community Bancorp (NASDAQ: CBON), Community Bancorp and its exchange agent have completed processing the election of merger consideration by the former Valley Bancorp stockholders. The aggregate consideration mix was limited to 75% Community Bancorp common stock and 25% cash. More elections for cash were received than were allowed. Accordingly, former Valley Bancorp stockholders electing cash will have their elections prorated such that they will receive cash as to 68.04% of their Valley Bancorp shares elected for cash and will receive shares of Community Bancorp common stock as to the remaining 31.96%. Any former Valley Bancorp stockholder electing to receive Community Bancorp common stock will have that election fully honored. In addition, any Valley Bancorp shares for which a valid election was not received by the election deadline will be exchanged solely for Community Bancorp common stock. It is anticipated that the exchange agent will begin mailing the merger consideration to former Valley Bancorp stockholders on October 26, 2006.

About Community Bancorp

Community Bancorp is a bank holding company headquartered in Las Vegas, NV. Through our current 14 full service banking offices in Nevada, two loan production offices located in Phoenix and San Diego, and the recently acquired Cactus Commerce Bank in Arizona, we provide commercial banking services, including real estate, construction and commercial loans and SBA loans, to small- and medium-sized businesses. For more information about Community Bancorp, visit our website at www.communitybanknv.com.

Forward Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas and Maricopa County markets, net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp within PSLRA’s safe harbor provisions.